Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption Experts and to the use of our report dated April 2, 2009, except for Notes 6 and 15, as to which the date is November 9, 2009, in the Registration Statement (Amendment No. 2 to Form S-1 No. 333-164186) and related Prospectus of Viasystems Group, Inc. for the registration of 1,390,087 shares of its common stock.
/s/ Ernst & Young LLP
St. Louis, Missouri
February 5, 2010